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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-A

                For Registration of Certain Classes of Securities
                    Pursuant to Section 12(b) or 12(g) of the
                         Securities Exchange Act of 1934

                            ENERGY WEST, INCORPORATED
             (Exact Name of Registrant as Specified in Its Charter)

                 Montana                                   81-0141785
         (State of Incorporation                        (I.R.S. Employer
            or Organization)                          Identification no.)

          1 First Avenue South
          Great Falls, Montana                               59401
(Address of Principal Executive Offices)                   (Zip Code)

     If this form relates to the registration of a class of securities  pursuant to  Section  12(b) of the  Exchange  Act and is  effective  pursuant  to General
Instruction A.(c), please check the following box.   |_|

     If this form relates to the registration of a class of securities  pursuant to  Section  12(g) of the  Exchange  Act and is  effective  pursuant  to General
Instruction A.(d), please check the following box.   |X|

     Securities  Act  registration  statement  file  number  to which  this form relates: Not applicable

     Securities to be registered pursuant to Section 12(b) of the Act:

        Title of Each Class                Name of Each Exchange on Which
        to be so Registered                Each Class is to be Registered
   _____________________________       _________________________________________
               None                                 Not Applicable

     Securities to be registered pursuant to Section 12(g) of the Act:

                         Preferred Stock Purchase Rights
                                (Title of Class)

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.   Description of Registrant's Securities to be Registered.

          On June 3, 2004,  pursuant to a Preferred Stock Rights  Agreement (the
          "Rights Agreement") between Energy West,  Incorporated (the "Company")
          and  Computershare  Trust Company,  Inc., as Rights Agent (the "Rights
          Agent"),  the Company's Board of Directors  declared a dividend of one right  (a  "Right")  to  purchase  one  one-thousandth  share  of  the
          Company's   Series  A   Participating   Preferred   Stock  ("Series  A
          Preferred")  for each  outstanding  share  of  Common  Stock  ("Common
          Shares") of the Company.  The dividend is payable on June 3, 2004 (the
          "Record  Date") to  shareholders  of record as of June 3,  2004.  Each
          Right entitles the registered  holder to purchase from the Company one one-thousandth of a share of Series A Participating Preferred Stock at an  exercise  price of  $24.00  (the  "Purchase  Price"),  subject  to adjustment. The following summary of the principal terms of the Rights
          Agreement is a general description only and is subject to the detailed terms and  conditions  of the Rights  Agreement.  A copy of the Rights
          Agreement  is attached as Exhibit 4.1 to this  Registration  Statement and is incorporated herein by reference.

          Rights Evidenced by Common Share Certificates.  The Rights will not be exercisable until the Distribution Date (defined below).  Prior to the
          Distribution Date, certificates for the Rights ("Rights Certificates")
          will not be sent to  shareholders,  and the Rights  will attach to and
          trade  only  with  the  Common  Shares.   Accordingly,   Common  Share
          certificates  outstanding  on the Record Date will evidence the Rights related thereto, and Common Share certificates issued after the Record
          Date will  contain a notation  incorporating  the Rights  Agreement by reference.  Until the  Distribution  Date (or  earlier  redemption  or
          expiration   of  the  Rights),   the  surrender  or  transfer  of  any
          certificates  for Common  Shares,  outstanding  as of the Record Date, even  without  notation  or a copy  of the  Summary  of  Rights  being attached  thereto,  also will  constitute  the  transfer of the Rights associated with the Common Shares represented by such certificate.

          Distribution  Date.  The Rights will separate from the Common  Shares,
          Rights  Certificates  will  be  issued  and  the  Rights  will  become exercisable  upon the earlier of (a) the tenth day (or such later date as may be  determined by the  Company's  Board of  Directors)  after a person  or group  of  affiliated  or  associated  persons  ("Acquiring
          Person") has  acquired,  or obtained the right to acquire,  beneficial ownership of 15% or more of the Common Shares then outstanding, or (b)
          the tenth business day (or such later date as may be determined by the
          Company's  Board of  Directors)  after a person or group  announces  a tender or exchange  offer,  the  consummation of which would result in ownership  by a person or group of 15% or more of the  Company's  then outstanding  Common Shares. A person will not be an "Acquiring Person"
          if it beneficially  owned 15% or more of the Common Shares outstanding on the date  the  Company's  Board of  Directors  adopted  the  Rights
          Agreement,  but will  become an  Acquiring  Person if it  subsequently acquires any additional  Common  Shares.  The earlier of such dates is referred to as the "Distribution Date."

          Issuance  of Rights  Certificates;  Expiration  of Rights.  As soon as practicable following the Distribution Date, a Rights Certificate will be mailed to holders of record of the Common Shares as of the close of
          business  on  the   Distribution   Date,  and  such  separate   Rights
          Certificate  alone  will  evidence  the  Rights  from  and  after  the
          Distribution  Date. The Rights will expire on the earliest of (i) June
          3,  2014,  (the  "Final  Expiration  Date"),  or  (ii)  redemption  or exchange of the Rights as described below.

          Initial Exercise of the Rights.  Following the Distribution  Date, and
          until one of the further events described below, holders of the Rights will be  entitled  to receive,  upon  exercise  and the payment of the
          Purchase  Price,  one  one-thousandth  of a  share  of  the  Series  A
          Preferred.  In the event  that the  Company  does not have  sufficient
          Series A Preferred  available for all Rights to be  exercised,  or the
          Board  decides that such action is  necessary  and not contrary to the interests of Rights holders,  the Company may instead substitute cash, assets or other  securities  for the Series A Preferred  for which the
          Rights  would  have  been  exercisable  under  this  provision  or  as described below.

          Right to Buy  Company  Common  Shares.  Unless the Rights are  earlier redeemed, in the event that an Acquiring Person obtains 15% or more of the Company's then  outstanding  Common Shares,  then each holder of a
          Right that has not  theretofore  been  exercised  (other  than  Rights beneficially  owned by the Acquiring  Person,  that will thereafter be void) will thereafter have the right to receive, upon exercise, Common
          Shares  having a value equal to two times the Purchase  Price.  Rights are not exercisable  following the occurrence of an event as described above  until such time as the Rights are no longer  redeemable  by the
          Company as set forth below.

          Right to Buy Acquiring  Company Shares.  Similarly,  unless the Rights are earlier  redeemed,  in the event that,  after an Acquiring  Person obtains 15% or more of the Company's then  outstanding  Common Shares, and either (i) the Company is  acquired in a merger or other  business combination  transaction,  or  (ii)  50%  or  more  of  the  Company's
          consolidated   assets  or  earning  power  are  sold  (other  than  in
          transactions  in the ordinary  course of business),  proper  provision must be made so that each  holder of a Right that has not  theretofore been exercised (other than Rights  beneficially owned by the Acquiring
          Person,  that will  thereafter be void) will thereafter have the right to receive,  upon  exercise,  shares of common stock of the  acquiring company having a value equal to two times the Purchase Price.

          Exchange Provision.  At any time after an Acquiring Person obtains 15%
          or more of the Company's then  outstanding  Common Shares and prior to the  acquisition  by  such  Acquiring  Person  of 50% or  more  of the
          Company's  outstanding  Common  Shares,  the Board of Directors of the
          Company  may  exchange  the Rights  (other  than  Rights  owned by the
          Acquiring  Person),  in whole or in part, at an exchange  ratio of one
          Common Share per Right.

          Redemption.  At any time on or prior to the Close of  Business  on the earlier of (i) the fifth day following  the  attainment of 15% or more of the Company's then outstanding Common Shares by an Acquiring Person
          (or such later date as may be  determined  by

          action of the Company's  Board of Directors and publicly  announced by the  Company),  or (ii) the Final  Expiration  Date,  the  Company may
          redeem the Rights in whole,  but not in part, at a price of $0.001 per
          Right.

          Adjustments  to Prevent  Dilution.  The Purchase  Price  payable,  the number of  Rights,  and the  number of  Series A  Preferred  or Common
          Shares or other  securities or property  issuable upon exercise of the
          Rights are subject to adjustment  from time to time in connection with the  dilutive  issuances  by the  Company  as set forth in the  Rights
          Agreement.  With certain  exceptions,  no  adjustment  in the Purchase
          Price  will  be  required  until  cumulative  adjustments  require  an adjustment of at least 1% in such Purchase Price.

          Cash Paid Instead of Issuing  Fractional  Shares. No fractional Common
          Shares will be issued upon exercise of a Right,  and, in lieu thereof, an  adjustment  in cash will be made based on the market  price of the
          Common Shares on the last trading date prior to the date of exercise.

          No Shareholders' Rights Prior to Exercise. Until a Right is exercised, the holder  thereof,  as such, will have no rights as a shareholder of the  Company  (other  than any  rights  resulting  from such  holder's ownership of Common Shares), including the right to vote or to receive dividends.

          Amendment of Rights Agreement.  The terms of the Rights and the Rights
          Agreement  may be amended in any  respect  without  the consent of the
          Rights holders on or prior to the Distribution Date;  thereafter,  the terms of the Rights and the Rights  Agreement  may be amended  without the consent of the Rights holders in order to cure any  ambiguities or to make changes that do not  adversely  affect the interests of Rights holders (other than the Acquiring Person).

          Rights  and   Preferences   of  the  Series  A  Preferred.   Each  one
          one-thousandth  of a share  of  Series  A  Preferred  has  rights  and preferences substantially equivalent to those of one Common Share.

          No Voting Rights. Rights will not have any voting rights.

          Certain  Anti-Takeover  Effects.  The Rights  approved by the Board of
          Directors  are  designed  to  protect  and  maximize  the value of the outstanding  equity  interests  in  the  Company  in the  event  of an unsolicited  attempt  by an  acquirer  to take over the  Company  in a manner or on terms not  approved by the Board of  Directors.  Takeover attempts  frequently include coercive tactics to deprive the Company's
          Board of Directors and its  shareholders  of any real  opportunity  to determine the destiny of the Company. The Rights have been declared by the  Board in  order  to  deter  such  tactics,  including  a  gradual accumulation  of shares in the open market of 15% or greater  position to be followed by a merger or a partial or two-tier  tender offer that does not  treat  all  shareholders  equally.  These  tactics  unfairly pressure  shareholders,  squeeze them out of their investment  without giving  them any real  choice  and  deprive  them of the full value of their shares.

               The Rights are not  intended to prevent a takeover of the Company and will not do so. Accordingly,  the Rights should not interfere with any merger or business combination approved by the Board of Directors.

               However,  the  Rights  may  have the  effect  of  rendering  more difficult  or  discouraging  an  acquisition  of  the  Company  deemed
          undesirable   by  the  Board  of  Directors.   The  Rights  may  cause
          substantial dilution to a person or group that attempts to acquire the
          Company on terms or in a manner not approved by the Company's Board of
          Directors,  except pursuant to an offer conditioned upon the negation, purchase or redemption of the Rights.

               Issuance of the Rights  does not in any way weaken the  financial strength of the Company or  interfere  with its  business  plans.  The issuance of the Rights  themselves  has no dilutive  effect,  will not affect  reported  earnings  per  share,  should  not be taxable to the
          Company or to its  shareholders,  and will not change the way in which the Company's  shares are  presently  traded.  The Company's  Board of
          Directors  believes that the Rights  represent a sound and  reasonable means of addressing the complex issues of corporate  policy created by the current takeover environment.

Item 2.   Exhibits

          4.1. Preferred  Stock  Rights  Agreement,  dated  as of June 3,  2004,
               between  Energy  West,   Incorporated  and  Computershare   Trust
               Company,  Inc.,  including  the Terms of  Series A  Participating
               Preferred Stock,  the form of Rights  Certificate and the Summary of Rights attached thereto as Exhibits A, B and C, respectively.

                                    SIGNATURE

     Pursuant to the  requirements of Section 12 of the Securities  Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                       ENERGY WEST, INCORPORATED

Date:  June 3, 2004                    By:      /s/  John C. Allen
                                          --------------------------------------
                                       Name:    John C. Allen
                                       Title:   Interim President and Chief
                                                Executive Officer